UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 25, 2015 (June 24, 2015)

Monroe Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

814-00866	27-4895840
(Commission File Number)	(IRS Employer Identification No.)

311 South Wacker Drive, Suite 6400, Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

(312) 258-8300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders

On June 24, 2015, Monroe Capital Corporation (the “Company”) held its 2015 annual meeting of stockholders (the “Meeting”) to consider Proposals 1, 2 and 3 as described in detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 22, 2015 (the “Proxy Statement”). A summary of the matters voted upon by stockholders is set forth below.

Proposal 1—Election of Class III Directors

The following individuals, constituting all of the nominees named in the Proxy Statement, were elected as Class III directors to serve until the 2018 annual meeting of stockholders and until their successors have been duly elected and qualified. The following votes were taken in connection with this proposal:

	For	Withheld
Theodore L. Koenig	5,352,184	184,395
Jeffrey D. Steele	5,209,629	326,950

Proposal 2—Approval to Sell Shares of Common Stock Below Net Asset Value

The Company’s stockholders approved a proposal to authorize flexibility for the Company, with the approval of its Board of Directors, to sell shares of its common stock during the next twelve months at a price below its then-current net asset value per share, subject to certain limitations as set forth in the Proxy Statement. The following votes were taken in connection with this proposal:

	For	Against	Abstain
With Affiliates	4,733,452	690,379	112,748
% of shares voted	85.49%	12.47%	2.04%
Without Affiliates	3,681,972	520,444	88,916
% of shares voted	85.80%	12.13%	2.07%

Proposal 3—Approval to Issue Warrants, Options or Rights

The Company’s stockholders approved a proposal to authorize the Company to issue warrants, options or rights to subscribe to, convert to, or purchase its common stock in one or more offerings. The following votes were taken in connection with this proposal:

For	Against	Abstain
4,647,317	763,739	125,523

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONROE CAPITAL CORPORATION

By:	/s/ Aaron D. Peck
Name: Aaron D. Peck
Title: Chief Financial Officer

Dated: June 25, 2015